Exhibit 99.2

CENTERVIEW PARTNERS

The Board of Directors
Anixter International Inc.
2301 Patriot Blvd.
Glenview, IL 60026

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 10, 2020, to the Board of Directors of Anixter International Inc. (“Anixter”) as Annex C to, and reference to such opinion letter under the headings “Summary—Opinions of Anixter’s Financial Advisors – Opinion of Centerview Partners LLC”, “Risk Factors – Risks Relating to the Merger”, “The Merger – Background of the Merger”, “The Merger – Anixter ‘s Reasons for the Merger; Recommendation of the Anixter Board”, “The Merger – Certain Unaudited Prospective Financial Information” and “The Merger—Opinions of Anixter’s Financial Advisors – Opinion of Centerview Partners LLC” in, the joint proxy statement/prospectus which forms a part of the registration statement on Form S-4 (the “Registration Statement”) of WESCO International, Inc (“WESCO”). The Registration Statement relates to the proposed merger of Warrior Merger Sub, Inc., a wholly owned subsidiary of WESCO, with and into Anixter, with Anixter surviving the merger as a wholly owned subsidiary of WESCO. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

CENTERVIEW PARTNERS LLC

February 7, 2020

PHONE: (212) 380-2650      FAX: (212) 380-2651      WWW.CENTERVIEWPARTNERS.COM

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